Monday, January 8, 2001

Company Press Release

SOURCE: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. and Salisbury Bank and Trust Company Welcome Nancy Humphreys To Their Board of Directors

Lakeville, Connecticut, January 5, 2001/PRNewswire/-Salisbury Bancorp, Inc. (Amex: "SAL") announced that Nancy F. Humphreys has joined the Boards of Directors of Salisbury Bancorp, Inc. and Salisbury Bank and Trust Company. John
F. Perotti, President and CEO of Salisbury Bancorp, Inc. and Salisbury Bank and Trust Company, stated that we are very pleased that Nancy Humphreys has joined our Boards of Directors. Along with her familiarity with the Bank and the communities which it serves, Ms. Humphreys brings 35 years of commercial and investment banking experience to the Board of Salisbury Bancorp, Inc. She retired in February of last year from Citigroup New York, Citibank as Managing Director and Treasurer of Global Corporate Investment Bank North America, a post she held for nine years.

From 1982 to 1991 Ms. Humphreys was Vice President of Chase Manhattan Bank, New York, where she was Manager of Global Funding and Liquidity for Corporate Bank for London, Europe, Tokyo, Hong Kong, and North America. Ms. Humphreys began her career with J.P. Morgan and Company in 1965 and left Morgan in 1982 as Vice President and a Manager of North American cross currency dollar and non dollar investment portfolio.

Ms. Humphreys graduated from Chatham College and attended Syracuse University's Maxwell Graduate School. She is a mother of two and with her husband, Neil Humphreys, divides her time between Lakeville and New York City.

Salisbury Bancorp, Inc. is the bank holding company for Salisbury Bank and Trust Company, which has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company operates full service banking offices in Lakeville, Salisbury and Sharon, Connecticut.